Exhibit 10.1

February 21, 2012

Karl Haas

Chief Operating Officer

Extra Space Storage L.P.

RE:          Retention Bonus

Dear Karl:

To incentivize you to remain with and committed to the success of Extra Space Storage Inc., Extra Space Storage L.P. and Extra Space Management Inc. (collectively the “Company”), Extra Space Management Inc. will pay you a retention bonus of $1,200,000 (the “Retention Bonus”) if you are actively employed by the Company on a full-time basis on December 31, 2013 (the “Payment Date”), or if your employment is terminated prior to the Payment Date for one of the following reasons: (A) by the Company other than for Cause, or (B) by you for Good Reason (each of these events being a “Qualifying Termination”).

You will not receive any portion of the Retention Bonus if prior to the Payment Date your employment with the Company terminates for any reason other than a Qualifying Termination.  However, in the event of your death prior to December 31, 2013, but while you remain employed by the Company, the Company will pay your estate $600,000 in cash in lieu of the Retention Bonus.

The Company will pay the Retention Bonus in a lump sum on the earlier of the Payment Date or, if such termination is as a result of a Qualifying Termination, as part of your final paycheck.   The Retention Bonus will be paid in cash.  However, you may elect to receive the Retention Bonus in the form of Extra Space Storage Inc. common stock (“ESSI Shares”) with a fair market value equal to the Retention Bonus; provided ESSI Shares are publicly traded on the date of payment and that the Company may issue the ESSI Shares without obtaining Shareholder approval.  An election to receive the Retention Bonus in the form of ESSI Shares may be made at any time prior to payment, provided such election is made during a period in which you are not prohibited from trading in ESSI Shares under the Company’s insider trading policy, or otherwise prohibited by law from trading in ESSI Shares.  The number of ESSI Shares payable shall be determined by dividing $1,200,000, by the average closing price of the ESSI Shares for the ten trading days ending immediately prior to the date on which payment of the Retention Bonus is due, rounded down to the nearest whole share.

All payments due hereunder shall be less required tax withholdings.  If you elect to receive your Retention Bonus in the form of ESSI Shares, then the Company shall withhold ESSI Shares with a fair market value (based on the average closing price of an ESSI Share for the ten trading days ending immediately prior to the payment date) equal to the value of the taxes to be withheld, rounded up to the nearest whole share.

This letter does not confer upon you any right to continue in the employment of the Company for any period or interfere with or otherwise restrict in any way the rights of the Company or you to terminate your employment at any time for any reason whatsoever, with or without Cause.

For purposes of this agreement the following definitions shall apply:

“Cause” shall mean:  (1) your commission of and indictment for, or formal admission to a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company; (2) in connection with the performance of your duties to the Company, or otherwise to the material and demonstrable detriment of the Company, your engaging in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement; (3) repeated failure to adhere to the directions of the Board of Directors of the Company, to the Company’s policies and practices or to devote substantially all of your business time and efforts to the Company; (4) willful and continued failure to substantially perform your duties properly assigned to you (other than any such failure resulting from disability) after demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes you have not substantially performed such duties; (5) violation of any restrictive covenants regarding noncompetition, nonsolicitation or confidential information to which you are subject as an employee of the Company; (6) habitual absenteeism; or (7) your failure to perform the duties and responsibilities of your position in a competent and workman like manner, as determined by the Board of Directors of the Company in its sole discretion.  Provided that the Company shall not be permitted to terminate you for Cause, except after delivering written notice to you of such events constituting Cause, with such notice being delivered at any time with respect to events under items (1), (2) or (5) above and no more than 30 days following the occurrence of any of the events set forth in items (3), (4), (6) or (7) above.  No Cause termination shall be effective unless you have been provided with the opportunity (with the counsel of your choice) to contest the determination at a meeting of the Board of Directors of the Company.

“Disability” shall mean your qualification for benefits under the Company’s long-term disability plan.

“Good Reason” shall mean:  (i) the material reduction of your authority, duties and responsibilities, or the assignment to you of duties materially inconsistent with your position or positions with the Company; (ii) a material reduction in your annual salary; or (iii) the Company requests that you relocate your employment with the Company to another work site that is more than fifty (50) miles from Salt Lake City, Utah.  Good Reason shall not be deemed to exist unless (A) you give the Company written notice of the Good Reason event no later than 30 days after the time at which the event or condition purportedly giving rise to Good Reason first occurs or arises and (B) the Company shall have 30 days from the date such notice is given to cure such event or condition and, if the Company does so, such event or condition shall not constitute Good Reason.

Please indicate your acceptance of the provisions of this agreement by signing the enclosed copy of this letter agreement and returning it to my attention.

Very truly yours,

/s/ Spencer F. Kirk

Spencer F. Kirk

Agreed and Accepted.

/s/ Karl Haas
Karl Haas
February 21, 2012
Date